                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data," and to the use of our report dated
February 17, 1995 in the Registration Statement (Form S-3 No. 333-          )
and related Prospectus of Chyron Corporation and subsidiary for the registration of 7,650,000 shares of its common stock and to the incorporation by reference therein of our report dated February 17, 1995, with respect to the consolidated financial statements and schedule of Chyron Corporation and subsidiary included in its Annual Report (Form 10-K) for the year ended December 31, 1995 filed with the Securities and Exchange Commission.

/S/ ERNST AND YOUNG LLP

Ernst and Young LLP
Melville, New York

December 18, 1996